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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:      Lisa Garber
               Corporate Communications
               Lam Research Corporation
               Phone:   510/572-4538
               Fax:     510/572-2935
               e-mail:  lisa.garber@lamrc.com

               David Ringler
               Investor Relations
               Lam Research Corporation
               Phone:   510/572-6848
               Fax:     510/572-6454
               e-mail:  david.ringler@lamrc.com

Agency:        Michelle Boni
               The Benjamin Group
               Phone:  408/559-6090
               Fax:    408/559-6188

LAM RESEARCH CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT
OF $300 MILLION CONVERTIBLE SUBORDINATED NOTES

FREMONT, CALIF. -August 18, 1997-- Lam Research Corporation ("Lam" or the "Company") (Nasdaq:LRCX), today announced that, subject to market and other conditions, it intends to raise $300 million (excluding any proceeds of the over-allotment option) through a private placement of convertible subordinated notes within the United States to qualified institutional investors and outside the United States to non-U.S. investors. It is contemplated that the notes will have a term of five years and be convertible into Lam common stock. The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

LAM RESEARCH CORPORATION is a leading supplier of manufacturing equipment and services to the world's semiconductor and flat panel display industries. The Company's broad product portfolio is focused on providing process solutions for dry etch, chemical vapor deposition (CVD) and chemical mechanical planarization
(CMP), three essential steps in the fabrication of integrated circuits. Founded in 1980, Lam makes its headquarters in Fremont, California, and maintains customer support centers throughout the United States, Europe, Japan, and the Asia/Pacific region to support its growing customer base. Lam acquired OnTrak Systems, Inc., the leader in CMP cleaning technology, in August 1997. The Company's common stock trades on the Nasdaq National Market under the symbol LRCX. Lam's World Wide Web address is http://www.lamrc.com.